As filed with the Securities and Exchange Commission on September 15, 2003

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933

                              ESYNCH CORPORATION


            Delaware                                  87-0461856
     ----------------------                     --------------------
  (State or other jurisdiction              (I.R.S. Employer I.D. Number)
of incorporation or organization)



                             One Technology Drive
                                  Building H
                               Irvine, CA 92618
                                (949) 753-0593
  (Address and telephone number of registrant's principal executive offices)

                               Thomas Hemingway
                           Chief Executive Officer
                             One Technology Drive
                                  Building H
                               Irvine, CA 92618
                                (949) 753-0593
           (Name, Address and telephone number of agent for service)

                                   COPY TO:
                            NACCARATO & ASSOCIATES
                             Owen Naccarato, Esq.
                          19600 Fairchild, Suite 260
                               Irvine, CA 92612
                                (949) 851-9261

                       CALCULATION OF REGISTRATION FEE


Title of Each
Class of Securities      Amount Being    Estimated Price       Aggregate            Amount of
To Be Registered         Registered      Per Unit/Share(1)     Estimated Price      Registration Fee
Common Stock             16,760,000      $0.04                 $670,400              $54.24
par value  $.001



(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the Pink Sheets on September 8, 2003.

                               EXPLANATORY NOTE

This registration statement registers offers and sales of shares of common stock, issuable upon the exercise of options granted under our 2003 Stock Incentive Plan that may include shares that constitute "control securities" under General Instruction C to Form S-8. These control securities may be offered and sold on a continuous or delayed basis in the future under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act").

This registration statement contains two parts. The first part contains an "offer prospectus" prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of Form S-8). The second part contains information required in the registration statement pursuant to Part II of Form S-8.

                               OFFER PROSPECTUS
                              ESYNCH CORPORATION

16,760,000 Shares of Common Stock under the 2003 Stock Incentive Plan of ESYNCH Corporation

The shares we are registering are either currently held by or will be issued to certain of our stockholders upon the exercise of stock options granted under our 2003 Stock Incentive Plan. We will pay the expenses of registering the shares.

Our common stock is quoted on the Pinksheets under the symbol "ESYN." The last reported sale price of the common stock on September 4, 2003 was $0.04 per share. You should carefully consider the "Risks Factors" section beginning on page 3 of this Offer Prospectus. These shares have not been approved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined whether this Prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

           THE DATE OF THIS OFFER PROSPECTUS IS SEPTEMBER 10, 2003.

                                TABLE OF CONTENTS


SUMMARY INFORMATION                                         4

THE COMPANY'S BUSINESS                                      4

RISK FACTORS                                                4

FORWARD LOOKING AND CAUTIONARY STATEMENT                    6

USE OF PROCEEDS                                             7

SELLING STOCKHOLDERS                                        7

PLAN OF DISTRIBUTION                                        7

DESCRIPTION OF CAPITAL STOCK                                8

INTERESTS OF NAMED EXPERTS AND COUNSEL                     15

MATERIAL CHANGES AND SUBSEQUENT EVENTS                     15

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE          16

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES             17

                        PROSPECTUS SUMMARY INFORMATION

This is only a summary and does not contain all of the information that may be important to you. You should read the more detailed information contained in this prospectus and all other information, including the financial information and statements with notes, referred to in this prospectus as discussed in the "Where You Can Find More Information" section of this prospectus.

                            THE COMPANY'S BUSINESS

eSynch Corporation (the "Company") is in the process of transitioning its business. We have discontinued our core business and are reviewing a potential series of transactions intended to transform the Company core business and to strategically move forward with new market opportunities that can potentially better enhance shareholder value.

eSynch Corporation is a Delaware corporation founded in 1994. eSynch's primary activities consisted of developing and marketing media rights management solutions, encryption and key-clearing services, video-on-demand services and video streaming through the Internet, software sales through the Internet, video encoding, and compression and authoring. The Company also developed PC utility products, primarily for the Internet user.


The Company may be contacted at:
eSynch Corporation
One Technology Drive
Building H
Irvine, CA 92618
(949) 753-0593

                                 RISK FACTORS

RISKS RELATING TO OUR BUSINESS:

There are various risks in the common stock, including those described below. Additional risks, and uncertainties not presently known to us or that we currently deem immaterial, may also impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the shares of our common stock that you purchase could decline in value and you may lose all or part of your investment. You should consider carefully these risk factors before you decide to purchase our shares.

WE HAD ENTERED INTO AN IRREVOCABLE ESCROW AGREEMENT TO ACQUIRE ALL OF THE OUTSTANDING COMMON AND PREFERRED SHARES OF NACIO SYSTEMS, WHICH WAS SUBJECT TO A SUCCESSFUL COMPLETION OF THE PLAN OF REORGANIZATION. THE NECESSARY EVENTS DID NOT MATERIALIZE AND THIS DEAL IS IN EFFECT ABANDONED.

eSynch entered into an irrevocable escrow agreement in July 2002 to acquire all of the outstanding common and preferred shares of Nacio Systems, subject to a successful completion of the plan of reorganization. This deal will not be moving forward.
The Registrant, eSynch Corporation, a Delaware corporation, signed, but has not consummated, an agreement to acquire all of the outstanding capital stock of Nacio Systems, Inc. ("NSI"), a California corporation. The acquisition was to be pursuant to an exchange of stock between holders of NSI stock and the Registrant conducted in accordance with the original Plan of Reorganization of
NSI under Chapter 11 of the U.S. Bankruptcy Code. NSI amended the Plan on April 25, 2003 which was approved by the Bankruptcy Court's on May 22, 2003 which ordered that the Registrant undo the previous acquisition of NSI capital stock and undo the stock issuance previously consummated by the Registrant and the common and preferred shareholders of NSI. The Registrant is appealing that decision of the Bankruptcy Court but will only hope to receive monetary damages.

WE HAVE A LIMITED OPERATING HISTORY AND ANY FUTURE REVENUES WILL BE MINIMAL AT BEST

As a result of the sale and discontinuance of our core businesses, the Company intends to commence new business operations which may experience significant fluctuations in financial results. The Company had insignificant revenue from its other activities and there can be no certainty that additional revenue can be generated from new product lines in the future.
..
OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE

eSynch, intends to commence new business operations, which may experience significant fluctuations in financial results if any in the immediate future.

WE NEED ADDITIONAL CAPITAL

Since we do not have an operating business at present, we will incur operating losses over the next several months. As a result of those losses and the funds needed to keep a minimal structure in place plus cost of investigating and managing any potential acquisitions and working capital and infrastructure development, we anticipate that we will have to raise substantial additional capital to sustain us during this period. We may not be able to obtain the financing that our yet to be determined future business requires. Even if we can obtain financing when it is needed, it may not be on favorable terms. In addition, a financing could have the effect of reducing the percentage of our shares owned by our existing stockholders, including investors purchasing shares in this offering. A financing could have the additional effect of diluting or reducing the value of the outstanding shares. We may sell shares or grant options or warrants to buy shares at prices lower than the prevailing value of your shares.

THE LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OPERATIONS

Thomas Hemingway and others play a key role in our operations and in the further development of our business. The loss of the services of any of them could adversely impact our business and chances for success.

RISKS RELATING TO OUR STOCK:

ESYN's common stock is subject to the "Penny Stock" rules of the SEC and the trading market in ESYN's securities is limited, which makes transactions in ESYN's stock cumbersome and may reduce the value of an investment in ESYN's stock.

ESYN's shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are quoted in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

   * The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
   * The brokerage firm's compensation for the trade.
   * The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

   * Monthly account statement that gives an estimate of the value of each penny stock in your account.
   * A written statement of your financial situation and investment goals.

Legal remedies, which may be available to you, are as follows:

   * If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
   * If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
   * If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

ESYN's absence of dividends or the ability to pay them places a limitation on any investors return.

ESYN anticipates that for the foreseeable future, there will be a lack of earnings. Accordingly, ESYN does not anticipate paying dividends on the common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of ESYN's Board of Directors and will depend on ESYN's general business condition.

VOLATILITY AND STOCK MARKET RISK WILL PUT INVESTORS MONEY AT RISK

In addition, the stock market in general, and the stocks of web-based businesses in particular, have experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Among other things, such authority may make it more difficult for a person to acquire the Company. In turn, this may make it less likely that holders of common stock will receive a premium price for their shares.

OUR BUSINESS PLAN MAY CHANGE RESULTING IN INCREASED COSTS TO OPERATE

We intend to continue to investigate possible business plans and to explore opportunities in many areas which show potential as an area we can develop and grow.

LEGAL PROCEEDINGS

We are involved in several lawsuits in the normal course of business and all amounts for exposure to these lawsuits have been recorded in our financial statements except as noted below.

In September 1999, a lawsuit was filed by C-Group in United States District Court, District of Maryland, against Intermark seeking $99,110 for goods that were claimed to be purchased by Intermark. In October 1999, the plaintiff amended the complaint and reduced the amount it is seeking to $81,326. In March 2001 a judgment was entered against Intermark in the amount of $133,658 related to the claim against Intermark which included $53,332 related to a claim against Softkat. As of December 31, 2000 the Company accrued $81,326. During the year Entered December 31, 2001 the Company accrued the remaining $52,332.

There is a collection action filed on May 9, 2002 wherein Garfinle Limited Partnership II ("GLP") alleged breach of a $450,000 promissory note. On August 21, 2002 the court granted GLP's application for right to attach order against the company for the approximate sum of $528,696. Assitionally, GLP filed a motion for summary judgement against the Company which is presently set for August 14, 2003.

During the years 2001 and 2002 several lawsuits were filed against the Company generally for non-payment of amounts due. These lawsuits resulted in Judgments against the Company totaling $1,138,000. All amounts have been recorded in the Company's financial statements as accounts payable. The Company is currently attempting to negotiate settlements with all creditors.

On August 9, 2001, an action was filed in California Superior Court, County of Orange, against the Company, certain officers and its current Directors by Donald C. Watters, the Company's former president, chief operating officer and director, claiming breaches of contract, good faith and fair dealing, and fiduciary duty, and tortuous adverse employment action in violation of public policy. Mr. Watters is seeking general damages of not less than $2,780,000, punitive damages, interest, attorney's fees and court costs. Mr. Watters was terminated by the Company for cause. The Company believes that the claims are without merit and intends to vigorously defend the action and thus nothing has been accrued as of December 31, 2002.

On May 16, 2003, the court granted multiple motions for summary judgment and /or summary adjudication on a certain cause in favor of some of the Company's directors and former directors including Tom Hemingway, T. Richard Hutt, James Budd, Robert Orbach, David Lyons and Norton Garfinkle. Watters has filed an appeal of that ruling which currently remains pending. The parties have stipulated to stay the balance of the case pending resolution of the appeal.


On July 27, 2001, the Company filed a complaint against eLiberation Corporation, which was subsequently amended January 3, 2002. The Company seeks compensatory damages in the amount of $39,671. On September 28, 2001, eLiberation Corporation filed a cross-complaint against the Company and an officer claiming that the Company and the officer deliberately misrepresented and made false representations to eLiberation Corporation. eLiberation Corporations seeks general and special damages in the amount of not less than $2,500,000. The Company agreed in August 2002 to a payment from eLiberation Corporation in full settlement of the lawsuit

                  FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and such forward-looking statements are subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus except for historical information may be deemed to be forward-looking statements. Also, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to help you identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding:

* Our expectations about the marketplace and consumer acceptance. * Our marketing and sales plans.
* Our expectations regarding the growth of our business and success of our business model.
* Our ability to introduce new services and products and improve technology. * The success of our technology.

These statements are not guarantees of future performance. Future performance is subject to risks, uncertainties and assumptions that are difficult to predict and may be beyond our control. Therefore, our actual results could differ materially from anticipated results. These risks and uncertainties include those noted in "Risk Factors" above.

We do not undertake any obligation to update or revise any forward- looking statements contained in this prospectus for any reason, even if new information becomes available or other events occur in the future.

                               USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's common stock will belong to the Selling Stockholder. The Company will not receive any of the proceeds from such sales of the common stock.




                                                              SELLING STOCKHOLDERS



                                            SHARES BENEFICIALLY                        NUMBER OF SHARES OFFERED
                                          OWNED PRIOR TO OFFERING                      BY THE PROSPECTUS (2)(3)

Name                                Number of Shares          Percent                Number of Shares       Percent
--------------------------------  ---------------------     --------               ---------------------    --------
Thomas Hemingway . . . . .(1)                 8,000,000        4.8%                        8,000,000         4.1%
T. R. Hutt . . . . . . . .(1)                 2,000,000          1%                        2,000,000           1%
David Noyes. . . . . . . .(1)                 2,000,000          1%                        2,000,000           1%
Nick Yocca . . . . . . . .(1)                 1,000,000         .5%                        1,000,000           5%
Doug Decinces. . . . . . .(1)                 1,000,000         .5%                        1,000,000          .5%
Robin Cruse. . . . . . . .(1)                 1,000,000         .5%                        1,000,000          .5%
Scott Jackson. . . . . . .(1)                 1,000,000         .5%                        1,000,000          .5%
Owen Naccarato . . . . . .(1)                   260,000         .1%                          260,000          .1%
Andre Nazarian . . . . . .(1)                   500,000         .3%                          500,000          .3%
                                        ---------------------- -----                --------------------     -------
   Total . . . . . . . . . . . .             16,760,000        8.5%                       16,760,000         8.5%



(1) Includes all Shares issued to such named individuals upon the exercise of options granted under the 2003 Employee Incentive Plan.
(2) Percentages based on 197,317,504 shares outstanding as of September 8, 2003

                             PLAN OF DISTRIBUTION

The shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

* on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

* in privately-negotiated transactions;

* through the writing of options on the shares;

* short sales; or

* any combination thereof.

The sale price to the public may be:

* the market price prevailing at the time of sale;

* a price related to such prevailing market price;

* at negotiated prices; or

* such other price as the Selling Stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

The Selling Stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The Selling Stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the Selling Stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING STOCK

The authorized capital stock of the Company consists of 250,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of Preferred Stock, $.001 par value of which 275 shares of the Preferred Stock are designated as Series J Convertible Preferred Stock, 250 shares are designated as Series K Convertible Preferred Stock, 220 shares are designated as Series M Convertible Preferred Stock.

As of September 8, 2003, there were 197,317,504 shares of common stock outstanding. At the same date, there were 58.2 shares of Series J Convertible Preferred Stock outstanding, 18.3 shares of Series K Convertible Preferred Stock outstanding, and 196.9 shares of Series M Convertible Preferred Stock outstanding. (See "Preferred Stock," below.)

The Company previously issued Series A, Series C, Series D, Series E, Series F, Series G, Series H, Series I, and Series L Preferred shares, none of which remain outstanding.

COMMON STOCK

Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to receive all of the remaining assets of the Company available for distribution to its stockholders after satisfaction of all its liabilities and the preferences on Preferred Stock. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock.

Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not presently have cumulative voting rights in the election of the Company's directors. As a result, the holders of a plurality of the outstanding shares can elect all of the directors of the Company, and the holders of the remaining shares are not able to elect any of the Company's directors.

All outstanding shares of common stock are fully paid and nonassessable, and all shares of common stock to be offered and sold in this offering will be fully paid and nonassessable.

COMMON STOCK OPTIONS

The Company is filing the 2003 Employee Stock Compensation Plan under which 25,000,000 shares of common stock will be reserved for grants under the plan. The grants may be in the form of options, stock purchase rights or stock grants. The Board of Directors, or a committee designated by the Board of Directors, has discretion to determine the terms of the grants and the recipients of grants.

Options can be issued with an option term of up to ten years. Options and restricted stock may be subject to vesting restrictions. Vesting may be either
(a) over a period of time, (b) immediately upon grant, (c) upon the occurrence of certain events, (d) upon attainment of performance goals, or (e) a combination of any of these.

PREFERRED STOCK

The Board of Directors has the authority, without further action by the stockholders, to issue the authorized and unissued shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including voting rights, terms of redemption, redemption prices, liquidation preferences, number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although it presently has no intention to do so, the Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect, and the issuance of preferred stock in accordance with such provision may delay or prevent a change of control of the Company.

SERIES J CONVERTIBLE PREFERRED STOCK

The Series J Convertible Preferred Stock was issued for an original issue price of $10,000 per share.

The holders of Series J Convertible Preferred Stock are entitled to dividends at the rate of 7% per year. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of the Company; however unpaid dividends will cumulate. We have the option of paying the dividends either in cash or in our common stock (in the latter case, based on the conversion price then in effect).

The holders of Series J Convertible Preferred Stock are entitled to a preference in the event the Company is liquidated. That preference is $10,000 per share, plus cumulated and unpaid dividends. The Series J Convertible Preferred Stock, the Series K Convertible Preferred Stock, and the Series L Convertible Preferred Stock are on parity as to liquidation preferences but junior to the Secured Convertible Debentures. Any and all of the remaining assets could be distributed to holders of junior securities (e.g., other shares of preferred stock or common stock), in order of seniority.

We must give holders of Series J Convertible Preferred Stock 45 days' notice prior to a merger or acquisition of the Company. Such a transaction can only be effected if the holders of the Series J Convertible Preferred Stock maintain their relative rights, preferences and privileges. A transaction that is inconsistent with this provision is prohibited.

Holders of Series J Convertible Preferred Stock are not entitled to vote in the election of directors. The vote of holders of three-fourths of the Series J Convertible Preferred Stock outstanding is required, however, to reclassify any of our outstanding securities (e.g., a stock split), to make a distribution with respect to any stock that is junior to the Series J Convertible Preferred Stock (e.g., any dividend to holders of common stock), or to authorize any securities senior to the Series J Convertible Preferred Stock.

The Series J Convertible Preferred Stock became convertible into common stock on January 28, 2000. The terms of the Series J Convertible Preferred Stock will not permit the conversion of Series J Convertible Preferred Stock by a Selling Stockholder if it and its affiliates would thereby own more than 4.99% of the outstanding common stock.

The Series J conversion price was initially equal to $3.50, subject to adjustment. The conversion price of Series J Convertible Preferred Stock was subject to a floor price of $3.50 until January 28, 2000. At the $3.50 price, the number of shares of common stock issuable upon conversion of one share of Series J Convertible Preferred Stock would be equal to $10,000 plus accrued and unpaid dividends divided by $3.50.

After January 28, 2000, the conversion price became the lower of $3.50 or 80% of the average of the six lowest closing bid prices in the twenty trading-day period ending on the day before conversion.

For illustration, the shares of Series J Convertible Preferred Stock would be convertible into the following numbers of shares of common stock at these trailing average prices if the 58.2 shares outstanding on August 19, 2003, are converted:


Average of         Conversion          Common Stock      Percentage of
Lowest               Price             Issuable on       Outstanding
Closing Bid                          Full Conversion     Common Stock
----------------   ----------        ---------------     --------------
$.0283              $.0227            24,072,176            21.42%




The conversion price is also subject to ordinary adjustments to prevent dilution. Cash is payable in lieu of issuing any fractional shares upon conversion.

The Series J Convertible Preferred Stock will automatically convert into common stock on the third anniversary of the issuance of the Series J Convertible Preferred Stock (the third anniversaries fall between August 2002 and October
2002), with extensions in certain events until not more than two years later. The conversion price is the same as the normal conversion price that is applicable on the date conversion becomes mandatory.

We have the right to redeem all or any of the outstanding Series J Convertible Preferred Stock for cash. The redemption price is $12,000 per share, plus cumulated dividends. The Company is required to give the holders 30 days' notice and to deposit the redemption price in escrow.

In the event of a merger, acquisition, or sale of all of the Company's assets, we are required to redeem all of the outstanding Series J Convertible Preferred Stock. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of common stock issuable upon conversion based on the closing bid price of the common stock, on the day preceding the consummation of the transaction. The redemption price in such event is payable at least $12,500 per share in cash and the balance, if any, in cash or our shares of common stock, at our election.

Each holder of Series J Convertible Preferred Stock has a right to require us to redeem all or a portion of its Series J Convertible Preferred Stock for cash if we breach any agreement or representation made to the holders of Series J Convertible Preferred Stock in a material respect, or in the event the effectiveness of the registration statement that includes this prospectus lapses or trading is suspended for a period of five consecutive business days, or if we fail to perform our obligations to such holders concerning delivery of common stock upon conversion within ten business days. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of common stock issuable upon conversion based on the closing bid price of the common stock, on the day preceding the triggering event.

SERIES K CONVERTIBLE PREFERRED STOCK

The Series K Convertible Preferred Stock was issued for an original issue price of $10,000 per share.

The holders of Series K Convertible Preferred Stock are entitled to dividends at the rate of 7% per year. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of the Company; however unpaid dividends will cumulate. We have the option of paying the dividends either in cash or in our common stock (in the latter case, based on the conversion price then in effect).

The holders of Series K Convertible Preferred Stock are entitled to a preference in the event the Company is liquidated. That preference is $10,000 per share, plus cumulated and unpaid dividends. The Series J Convertible Preferred Stock, the Series K Convertible Preferred Stock and the Series M Convertible Preferred Stock are on a parity as to liquidation preferences but junior to the Secured Convertible Debentures. Any and all of the remaining assets could be distributed to holders of junior securities (e.g., other shares of preferred stock or common stock), in order of seniority.

We must give holders of Series K Convertible Preferred Stock 45 days' notice prior to a merger or acquisition of the Company. Such a transaction can only be effected if the holders of the Series K Convertible Preferred Stock maintain their relative rights, preferences and privileges. A transaction that is inconsistent with this provision is prohibited.

Holders of Series K Convertible Preferred Stock are not entitled to vote in the election of directors. The vote of holders of three-fourths of the Series K Convertible Preferred Stock outstanding is required, however, to reclassify any of our outstanding securities (e.g., a stock split), to make a distribution with respect to any stock that is junior to the Series K Convertible Preferred Stock (e.g., any dividend to holders of common stock), or to authorize any securities senior to the Series K Preferred.

The Series K Convertible Preferred Stock became convertible into common stock on April 29, 2000. The terms of the Series K Convertible Preferred Stock will not permit the conversion of Series K Convertible Preferred Stock by a Selling Stockholder if it and its affiliates would thereby own more than 4.99% of the outstanding common stock.

The Series K conversion price is initially equal to $3.50, subject to adjustment. The conversion price of Series K Convertible Preferred Stock was subject to a floor price of $3.50 until April 29, 2000. At the floor price, the number of shares of common stock issuable upon conversion of one share of Series K Convertible Preferred Stock would be equal to $10,000.00 plus accrued and unpaid dividends divided by $3.50.

After April 29, 2000, the conversion price became the lower of $3.50 or 80% of the average of the six lowest closing bid prices in the twenty trading- day period ending on the day before conversion.

For illustration, the shares of Series K Convertible Preferred Stock would be convertible into the following numbers of shares of common stock at these trailing average prices if the 18.3 shares outstanding on August 19, 2003 are converted:


Average of                             Common Stock      Percentage of
Lowest             Conversion          Issuable on       Outstanding
Closing Bid         Price           Full Conversion     Common Stock
----------------   ----------        ---------------     --------------
$.0283              $.0227             4,072,191            4.41%




The conversion price is also subject to ordinary adjustments to prevent dilution. Cash is payable in lieu of issuing any fractional shares upon conversion.

The Series K Convertible Preferred Stock will be automatically converted into common stock on the third anniversary of the issuance of the Series K Convertible Preferred Stock (the third anniversaries fall between December 2002 and January 2003), with extensions in certain events until not more than two years later. The conversion price is the same as the normal conversion price that is applicable on the date conversion becomes mandatory.

We have the right to redeem all or any of the outstanding Series K Convertible Preferred Stock for cash. The redemption price is $12,000 per share, plus cumulated dividends. The Company is required to give the holders 30 days' notice and to deposit the redemption price in escrow.

In the event of a merger, acquisition, or sale of all of the Company's assets, we are required to redeem all of the outstanding Series K Convertible Preferred Stock. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of common stock issuable upon conversion based on the closing bid price of the common stock, on the day preceding the consummation of the transaction. The redemption price in such event is payable at least $12,500 per share in cash and the balance, if any, in cash or our shares of common stock, at our election.

Each holder of Series K Convertible Preferred Stock has a right to require us to redeem all or a portion of its Series K Convertible Preferred Stock for cash if we breach any agreement or representation made to the holders of Series K Convertible Preferred Stock in a material respect, or in the event the effectiveness of the registration statement lapses or trading is suspended for a period of five consecutive business days, or if we fail to perform our obligations to such holders concerning delivery of common stock upon conversion within ten business days. The redemption price in this event will be the greater of $12,500 per share or the value of the number of shares of common stock issuable upon conversion based on the closing bid price of the common stock, on the day preceding the triggering event.

SERIES M CONVERTIBLE PREFERRED STOCK

The Series M Convertible Preferred Stock was issued for an original issue price of $10,000 per share on the following terms.

The holders of Series M Convertible Preferred Stock are entitled to dividends at the rate of 8% per year. The dividends are not required to be paid until conversion or redemption of the shares or an acquisition of the Company; however unpaid dividends will cumulate. We have the option of paying the dividends either in cash or in our common stock (in the latter case, based on the conversion price then in effect).

The holders of Series M Convertible Preferred Stock are entitled to a preference in the event the Company is liquidated. That preference is $10,000 per share, plus cumulated and unpaid dividends. The Series J Convertible Preferred Stock, the Series K Convertible Preferred Stock and the Series M Convertible Preferred Stock are on a parity as to liquidation preferences but junior to the Secured Convertible Debentures. Any and all of the remaining assets could be distributed to holders of junior securities (e.g., other shares of preferred stock or common stock), in order of seniority.

A merger or acquisition of the Company can only be effected if the holders of the Series M Convertible Preferred Stock maintain their relative rights, preferences and privileges. A transaction that is inconsistent with this provision is prohibited.

Holders of Series M Convertible Preferred Stock are not entitled to vote in the election of directors. The vote of holders of three-fourths of the Series M Convertible Preferred Stock outstanding is required, however, to reclassify any of our outstanding securities (e.g., a stock split), to make a distribution with respect to any stock that is junior to the Series M Convertible Preferred Stock (e.g., any dividend to holders of common stock), or to authorize any securities senior to the Series M Convertible Preferred.

The Series M Convertible Preferred Stock became convertible into common stock on the date of issue. The terms of the Series M Convertible Preferred Stock will not permit, without prior shareholder approval, the conversion of Series M Convertible Preferred Stock by a Selling Stockholder if it and its affiliates would thereby own more than 19.99% of the outstanding common stock as of the date of original issue.

The Series M Convertible Preferred Stock conversion price is the lower of $1.375 or 78% of the average of the three lowest closing bid prices in the twenty trading-day period ending on the day before conversion.

For illustration, the shares of Series M Convertible Preferred Stock would be convertible into the following numbers of shares of common stock at these trailing average prices if the approximately 196.9 shares outstanding on August 19, 2003 are converted:


Average of                             Common Stock      Percentage of
Lowest             Conversion          Issuable on       Outstanding
Closing Bid          Price           Full Conversion     Common Stock
----------------   ----------        ---------------     --------------
$.0283              $.0221             93,279,176            51.36%



The conversion price is also subject to ordinary adjustments to prevent dilution. Cash is payable in lieu of issuing any fractional shares upon conversion.

The Series M Convertible Preferred Stock will be automatically converted into common stock on the third anniversary of the issuance of the Series M Convertible Preferred Stock (the third anniversary being January 2004). The conversion price is the same as the normal conversion price that is applicable on the date conversion becomes mandatory.

We have the right to redeem all or any of the outstanding Series M Convertible Preferred Stock for cash. The redemption price shall be the outstanding principal amount multiplied by 120% plus cumulated dividends in each case. The Company is required to deposit the redemption amount in escrow upon notice to the holders. Upon receipt of the redemption notice, the holders of Series M Convertible Preferred may elect to convert up to fifty percent (50%) of the redemption amount so long as the Company receives such election with 24 hours of the holder receiving the redemption notice.

FUTURE EVENTS

An action was taken by written consent dated July 15, 2003, by over 50% of the stockholders of the Company to provide for a stock combination (reverse split) of the common stock in an exchange ratio to be approved by the Board of Directors, ranging from one newly issued share for each two outstanding shares of common stock to one newly issued share for each forty outstanding shares of common stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.

In July 2003, the holders of all of the Company's outstanding Series J, K and M Preferred Stock agreed to exchange their preferred stock for 23,000,000 shares of the Company's common stock and agreed that the closing will take place simultaneously with the reverse spilt of the Company's common stock at a rate of 40 for 1.



STOCK OPTIONS AND WARRANTS

The Company has issued stock options to employees and consultants under a stock-based compensation plan and under individual contracts. Under the 1999 Stock Incentive Plan, which was approved by the shareholders in November 1999, the Company may grant options to its employees and consultants for up to 3,000,000 shares of common stock. On September 6, 2002, the 1999 Stock Incentive Plan was amended to allow the granting of options for up to 12,750,000 shares of common stock. Under the 1998 Stock Option Plan, options may be granted to employees and consultants for up to 600,000 common shares. Options were also granted in exchange for options outstanding under stock option plans of Innovus and Kiss in connection with their purchases in prior years. The exercise prices of options under the plans and under individual option contract have generally been below the market price of the Company's stock on the date of grant. Options generally vest from immediately to over three years and are exercisable for up to five to ten years.

In March 2002, the Company issued options to purchase 250,000 share of common stock at an exercise price of $0.04 per share. In August 2002, the Company issued options to purchase 1,750,000 shares of common stock at an exercise price of $0.03 per share. These options were issued under the 1999 Stock Incentive Plan to officers, directors, and employees of the Company.

A summary of the status of the Company's stock options as of December 31, 2002 and 2001 and changes during the years then ended are presented below:


                                                   OPTIONS OUTSTANDING
                                                  ---------------------
                                                2002                          2001
                                           ----------------                 -------
                                                         WEIGHTED-               WEIGHTED-
                                                          AVERAGE                AVERAGE
                                                          EXERCISE               EXERCISE
                                                SHARES       PRICE    SHARES      PRICE
----------------------------------         --------------  -------  -----------  --------
Outstanding at beginning of year               1,946,863   $  2.41   3,987,055    $2.52
  Granted                                      2,000,000      0.03           -        -
  Forfeited                                     (776,500)     0.96  (2,020,192)    2.31
  Expired                                        (43,750)     0.03           -        -
  Exercised                                     (200,000)     0.03     (20,000)    0.25
                                           --------------           ----------
Outstanding at end of year                     2,926,613      1.34   1,946,863     2.41
                                           ==============           ==========
Options exercisable at end of year             2,900,359      1.32   1,880,609     2.37
                                           ==============           ==========
Weighted-average fair value of
 options granted during year               $        0.01                          $   -
                                           ==============                         ======



The following table summarizes information about stock options outstanding at December 31, 2002:


                               OUTSTANDING                                     EXERCISABLE
                            ----------------                                   -----------
                                                           WEIGHTED-AVERAGE
                                                            ----------------
RANGE OF         NUMBER        REMAINING         WEIGHTED-AVERAGE   NUMBER       WEIGHTED-AVERAGE
EXERCISE PRICES  OUTSTANDING   CONTRACTUAL LIFE  EXERCISE PRICE     EXERCISABLE  EXERCISE PRICE
----------------  -----------  ----------------  -----------------  -----------  -----------------

0.01-0.04          1,800,000         2.14 years       $0.03          1,800,000        $0.03
0.25-0.50             61,900         5.32             $0.25             61,900        $0.25
2.11-2.63              9,713         4.38              2.11              9,713         2.11
3.63               1,055,000         7.57              3.63          1,028,746         3.63
            ----------------                                    --------------

0.01-3.63          2,926,613         7.57              3.72          2,900,359         3.72
            ================                                    ==============


The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002; dividend yield 0%; expected volatility of 214%; risk-free interest rate of 2.50%, expected life of the options of 2.48 years and underlying stock price $0.03

OPTIONS AND WARRANTS GRANTED TO NON-EMPLOYEES

During the year ended December 31, 2002, the Company issued options under a consulting agreement for 3,390,000 shares of common stock for $0.01 per share. The shares vested immediately. The options were valued at $45,900 using the Black-Scholes option pricing model with the following weighted-average assumptions: 1.73% risk-free interest rate, 0% expected dividend yield, 143.4% volatility and 1.0 years, of which the entire amount was expensed during the year ended December 31, 2002.

During the year ended December 31, 2002, the Company issued options under a consulting agreement for 3,000,000 shares of common stock for $0.03 per share. The shares vested immediately. The options were valued at $103,950 using the Black-Scholes option pricing model with the following weighted-average assumptions: 1.73% risk-free interest rate, 0% expected dividend yield, 143.4% volatility and 1.0 years, of which the entire amount was expensed during the year ended December 31, 2002.

During the year ended December 31, 2001 the Company granted 6,250,000 warrants under consulting agreements and 250,000 warrants in consideration of the extension of the due date of a loan. The warrants were valued at $330,850 using the Black-Scholes option pricing model with the following weighted-average assumptions; 4.04% risk-free interest rate, 0% expected dividend yield, 150% volatility and 0.16 years. All amounts were expensed during the year ended December 31, 2001.

The options and warrants are exercisable for periods from two to ten years. The options and warrants are summarized as follows:


                                                          OPTIONS OUTSTANDING
                                               -------------------------------------------
                                                        2002                 2001
                                               ---------------------  --------------------
                                                           WEIGHTED-             WEIGHTED
                                                           AVERAGE               AVERAGE
                                                           EXERCISE              EXERCISE
                                                SHARES      PRICE     SHARES      PRICE
                                               ---------   -------   --------    -------
Outstanding at beginning of year               1,615,000   $  2.41    1,365,000  $ 2.71
Granted.                                       6,390,000      0.02    6,500,000    0.05
Cancelled                                            -          -           -        -
Exercised                                     (6,390,000)     0.02   (6,250,000)   0.03
                                          --------------             ----------
Outstanding at end of year                     1,615,000      2.41    1,615,000    2.41
                                          ==============             ==========
Options exercisable at end of year             1,615,000      2.41    1,615,000    2.41
                                          ==============             ==========
Weighted-average fair value of
 options granted during year . . .  $               0.02             $  0.02
                                              ===========            =======



The following table summarizes information about non-employee stock options outstanding at December 31, 2002:





                                 OUTSTANDING                             EXERCISABLE
                              ----------------                           -----------
                                WEIGHTED-AVERAGE
RANGE OF              NUMBER         REMAINING      WEIGHTED-AVERAGE    NUMBER     WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
----------------  -----------  -----------------  ----------------  -----------  -----------------

0.50 - 1.00.           750,000         4.25         $     0.53          750,000    $      0.53
1.25 - 2.00.           515,000         1.36               1.42          515,000           1.42
6.50 - 9.50.           350,000         1.09               7.89          350,000           7.89
              ----------------                                    -------------

0.50- 9.50.          1,615,000          2.64              2.41        1,615,000           2.41
              ================                                    =============



Compensation from non-employee options and warrants was determined based on the fair value at the grant dates consistent with the method set forth under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. Compensation relating to the options and warrants is being recognized over their vesting periods. Stock-based compensation charged to operations for non-employees was $149,850 and $608,158 for the years ended December 31, 2002 and 2001, respectively.

At December 31, 2001 and 2000, there were 2,496,875 warrants to purchase common stock outstanding, at exercise prices ranging from $0.50 to $12.36 that were issued in connection with purchase and financing transactions.


DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

The Delaware General Corporation Law, certain terms of the Secured Convertible Debentures, Series J Convertible Preferred Stock, Series K Convertible Preferred Stock or Series M Convertible Preferred Stock, and our ability to issue the authorized and available shares of Preferred Stock and common stock may prevent or delay a takeover of our company. Thus the holders of common stock might not be able to realize a premium price for their shares.

TRANSFER AGENT AND REGISTRAR

The stock transfer agent and registrar for our common stock is Interwest Transfer Company, Inc., located at 1981 E. Murray Holladay Road, Salt Lake City, Utah 84117.

DIVIDEND POLICY

Under applicable law, dividends cannot be paid until we have generated earnings. Also we are prohibited from paying cash dividends to the holders of common stock while any Secured Convertible Debentures, Series J Convertible Preferred Stock, Series K Convertible Preferred Stock or Series M Convertible

Preferred Stock are outstanding. However, it will be our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we will not declare or pay cash dividends on our common stock, at least for the foreseeable future.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the Company by Naccarato and Associates, Irvine, California. Attorneys who are members of, employed by or of counsel with Naccarato and Associates participating in such matter on behalf of such firm beneficially owned as of the date of this document are 160,000 shares of common stock of the Company.

EXPERTS

The consolidated financial statements of the Company and Subsidiaries as of December 31, 2002 and 2001 and for the years then ended incorporated by reference in this Prospectus, have been included herein in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                    MATERIAL CHANGES AND SUBSEQUENT EVENTS

On July 26, 2002 eSynch acquired irrevocable voting rights of Nacio Systems, Inc. ("NSI"). eSynch entered into an irrevocable escrow agreement to acquire all of the outstanding common and preferred shares of Nacio, subject to a successful completion of the plan of reorganization. NSI is involved in managed hosting, managed services, connectivity and collocation services.

The acquisition was to be pursuant to an exchange of stock in accordance with the original Plan of Reorganization of NSI under Chapter 11 of the U.S. Bankruptcy Code. In February 2003, the Company issued 40,006,021 shares of common stock to the shareholders of NSI. NSI amended the Plan of Reorganization on April 25, 2003, which was approved by the Bankruptcy Court on May 22, 2003, and which ordered that the eSynch undo the acquisition. eSynch has subsequently received back 13,599,316 shares of its common stock and has cancelled those shares. The Company is endeavoring to recover the remaining 26,406,705 common shares but has not yet been successful and they remain outstanding. The Company has filed an application for order canceling the stock distributed to be heard on September 5, 2003.

During the period January 1, 2003 through August 14, 2003 the Company issued 21,000,000 shares of common stock for services valued at $609,000; 4,250,000 shares valued at $127,500 for payment of liquidated damages in connection with series J and M preferred stock; 28,000,000 shares for compensation valued at $625,000 and 550,000 shares issued pursuant to the excised of stock options.

An action was taken by written consent dated July 15, 2003, by over 50% of the stockholders of the Company to provide for a stock combination (reverse split) of the common stock in an exchange ratio to be approved by the Board of Directors, ranging from one newly issued share for each two outstanding shares of common stock to one newly issued share for each forty outstanding shares of common stock and the approval of a name change for the Company from eSynch Corporation to Mergence Corporation.

In July 2003, the holders of all of the Company's outstanding Series J, K and M Preferred Stock agreed to exchange their preferred stock for 23,000,000 shares of the Company's common stock and agreed that the closing will take place simultaneously with the reverse spilt of the Company's common stock at a rate of 40 for 1.


RECENTLY ENACTED ACCOUNTING STANDARDS


In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other provisions, this statement modifies the criteria for classification of gains or losses on debt extinguishment such that they are not required to be classified as extraordinary items if they do not meet the criteria for classification as extraordinary items in APB Opinion No. 30, Reporting the Results of Operations
- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The Company will be required to apply the provisions of this standard to transactions occurring after December 31, 2002. The Company has elected not to adopt this standard early and has not reclassified the extraordinary gain from debt forgiveness in its 2001 financial statements. Other than classifying future debt forgiveness that may occur in loss before extraordinary gain, the adoption of this standard in 2003 is not expected to have a material effect on the Company's financial position or results of operations.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. Statement No. 150 will require financial instruments that are mandatorily redeemable or that contain an obligation to repurchase the financial instrument be classified as liabilities. Statement No. 150 must be applied by the Company beginning July 1, 2003. The adoption of Statement No. 150 is not expected to have a material effect on the financial position of the Company.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated herein by reference:

a. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002, filed August 27, 2003;

b. The Company's Current Report on Form 8-K filed on July 30, 2003, reporting the termination of the Acquisition of Nacio Systems.

c. Quarterly Report on Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003, filed September 10, 2003;

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Report and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Report and to be a part thereof from the date of filing of such documents.

Any Statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Report to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Report.

The public may read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC maintains an Internet site that contains Report, proxy and information statements, and other information regarding issuers that file electronically with the SEC, the web address of which is http://www.sec.gov.

The Company will provide without charge to each person (including any beneficial owner) to whom a copy of this Report is delivered, upon the written or oral request of any such person, a copy of any or all the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written or telephone requests should be directed to: T. Richard Hutt, Secretary, eSynch Corporation, 3511 W. Sunflower Ave. # 250 Santa Ana, CA 92704, telephone:
(714) 258-1900.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                 LIABILITIES

The Company's Restated Certificate of Incorporation requires the Company to indemnify any and all persons who may serve or who have served at any time as directors or officers, or who, at the request of the board of directors of the Company, may serve, or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock, or which it was or may be a creditor, and the respective heirs, administrators, successors, and assigns. Indemnification is required to the full extent permitted by the General Corporation Law of Delaware as it may from time to time be amended. Subject to that limitation, the Company is required to provide indemnification against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually or necessarily by such persons in connection with the defense or settlement or any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be assessed against them or any of them, by reason of being or having been directors or officers of the Company, or such other corporation.

The Company's Restated Certificate of Incorporation provides that a director of the Company shall have no personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of Delaware as it may from time to time be amended or any successor provision thereto (which concerns unlawful payment of dividends or stock redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

The Bylaws of the Company permit indemnification of persons who were directors, officers, employees or agents of the Company or of another enterprise if the person was serving at the request of the board of directors of the Company as a director, officer, employee or agent of that enterprise. The indemnification is permitted either (a) if the person is successful on the merits in defending the claim or (b) if indemnification is authorized in the specific instance by the Company. If claims are brought in the Company's name against the indemnified person, indemnification is permitted only if the person was acting in good faith and in a manner reasonably believed to be in the best interests of the Company. If the person is unsuccessful in defending a claim brought in the Company's name, indemnification is only permitted if the court acting in the matter specifically allows it. The Company is authorized to advance expenses to a person upon that person's agreement to repay the Company if ultimately such person is not entitled to indemnification.

The Company has indemnification agreements with its directors and certain officers. These agreements require us to indemnify the parties to these agreements to the maximum extent permitted by applicable law and to advance expenses to such parties upon that such parties' agreement to repay the Company if ultimately such parties are not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by eSynch Corporation (the "Company") with the Commission (File No. 0-26790) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

(1) The Company's Annual Report on Form 10-KSB (Amendment No.1) for the fiscal year ended December 31, 2002 filed September 12, 2003.

(2). The Company's Current Report on Form 8-K filed on July 30, 2003, reporting the termination of the Acquisition of Nacio Systems

(3). Quarterly Report on Form 10-QSB for the periods ended March 31, 2003 and June 30, 2003, filed September 12, 2003;

(4) The Company's definitive 14C proxy filed September 12, 2003 concerning the approval of a reverse split.

(5) the Registrant's Form 8-A pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Owen M. Naccarato, Esq. of Naccarato & Associates, does consulting work for eSynch Corporation from time to time and is being issued 260,000 shares of the Company's common stock as consideration for filing this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "Delaware GCL") empowers a Delaware corporation, including the Company, to indemnify its directors, officers, employees, and agents under certain circumstances. The Company's Restated Certificate of Incorporation (the "Certificate") provides that the Company shall indemnify current and former directors and officers of the Company or persons who serve or have served, at the request of the Company, as directors or officers of any other corporation in which the Company at such time owns or owned shares of stock or is or was a creditor, to the full extent authorized by the Delaware GCL as it may from time to time be amended. Moreover, the Certificate provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the Delaware GCL (involving certain unlawful dividends or stock repurchases), or (iv) for any transaction from which the director derived an improper personal benefit.

Under the Delaware GCL, to the extent that an officer or director of a corporation is successful on the merits in the defense of an action, the corporation must indemnify such person for his or her actual and reasonable expenses incurred in connection with such defense. The Certificate provides that the Company shall indemnify officers and directors against any and all expenses, including amounts paid on judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced) by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, to the full extent permitted by the Delaware GCL.

Under its Bylaws, the Company may indemnify its directors, officers, employees and agents and the directors, officers, employees or agents of any other corporation if the person was serving at the request of the Company. The indemnification is required if the person is successful on the merits or otherwise in defending the claim and is permitted in other circumstances, if indemnification is authorized in the specific instance by the Company or by a majority vote of the Company's stockholders. Indemnification is permitted only if the person was acting in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Company. If the person is judged to be liable to the Company in any action brought in the Company's name, indemnification is only permitted if the court acting in the matter specifically allows it. The Company is authorized to advance expenses to a director or officer upon that person's agreement to repay the Company if such person ultimately is not entitled to indemnification.

The Company is also empowered under its Bylaws to purchase insurance on behalf of any person whom the Company is required or permitted to indemnify. The Company has entered into agreements with its directors and executive officers, which require the Company to indemnify such persons to the fullest extent permitted by law against certain losses that they may incur in legal proceedings arising in connection with their services to the Company and to advance expenses upon their agreement to repay the Company if such person is ultimately not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.


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ITEM 8. EXHIBITS

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 9. UNDERTAKINGS

(a) The Company hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

(b) The Company hereby agrees that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California.



Date: September 10, 2003          ESYNCH CORPORATION


                                    /s/Thomas Hemingway
                                By:-------------------------
                                    Thomas Hemingway
                                    Chief Executive Officer
                                    & Director




                                        19



In accordance with the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                                    /s/Thomas Hemingway
Date: September 10, 2003           ----------------------
                                    Thomas Hemingway
                                    Chief Executive Officer
                                    & Director


                                    /s/ T. Richard Hutt
Date: September 10, 2003            ----------------------
                                    T. Richard Hutt
                                    Secretary, Vice President,
                                    Chief Financial Officer and
                                    Director


                                    /s/ James H. Budd
Date: September 10, 2003            ----------------------
                                    James H. Budd
                                    Vice President and Director



                                        20



II-2

                                   EXHIBITS

                              ESYNCH CORPORATION
                       FORM S-8 REGISTRATION STATEMENT
                                EXHIBIT INDEX


Exhibit No. Description
-----------  -----------

 5.1        Opinion of Naccarato and Associates.

10.1        2003 Employee Stock Compensation Plan.

23.1        Consent of Naccarato and Associates. (included in
            Exhibit 5.1).

23.2        Consent of Hansen Barnett & Maxwell.



                                        21